EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 5, 2008, relating to the consolidated financial statements and financial statement schedule of Matrix Service Company, and the effectiveness of Matrix Service Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Matrix Service Company for the year ended May 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

January 20, 2009